SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

EQT Corporation

(Name of Registrant as Specified In Its Charter)

JANA Partners LLC

Scott Ostfeld

David DiDomenico

Sam Assamongkol

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

On November 3, 2017, JANA Partners, LLC ("JANA") announced that in light of the steps that EQT Corporation ("EQT") has taken and announced to address EQT's undervaluation, although JANA still intends to vote against the acquisition of Rice Energy Inc. ("Rice"), JANA has decided to withdraw its proxy materials filed in opposition to the Rice acquisition and to cease soliciting any proxies in connection with the upcoming special meeting of EQT shareholders. Proxies already received by JANA that have not been revoked will be voted at the special meeting in accordance with the instructions provided to JANA.

Also on November 3, 2017, JANA amended Item 4 of its Schedule 13D with respect to EQT. The full text of the amended Item 4 is provided below:

The Reporting Persons initially invested in the Issuer because they believe that the Issuer trades at a substantial discount to its intrinsic value and has a ready opportunity to unleash this value potential by immediately separating its E&P and midstream businesses into two separate companies. Following the Reporting Persons' initial investment, the Issuer entered into an agreement to acquire Rice Energy Inc. ("Rice"). Since then, the Reporting Persons have urged the Issuer to commit to addressing its substantial sum of the parts discount through a separation rather than focusing on a Rice acquisition, which the Reporting Persons believe would create far less value even if successful than a separation. JANA has also filed and distributed proxy materials in opposition to the proposed Rice acquisition.

In response to the Reporting Persons' concerns and the concerns of other shareholders regarding addressing the Issuer's undervaluation, the Issuer has taken a number of steps to assure shareholders that it will act promptly to address its sum of the parts discount and that shareholders will have the opportunity to have meaningful input into this decision, by announcing the following changes: accelerating the timing of addressing the company's sum-of-the-parts discount, delaying the deadline for shareholder nominations so that shareholders can hold the Issuer's board accountable if they are unhappy with the board's decision, and agreeing not to take any action before the Issuer's next annual meeting that would preclude or interfere with a separation of the businesses. In addition, the Issuer has committed to revising its management incentive compensation policy so that management is not rewarded simply by virtue of the Issuer acquiring Rice. As a result, while the Reporting Persons still intend to vote against the acquisition of Rice, JANA has decided to withdraw its proxy materials filed in opposition to the Rice acquisition. The Reporting Persons may still pursue change on the Issuer's board depending upon various factors, including the outcome of the Issuer's board's review of means by which to address the Issuer's sum of the parts discount.